M.S. CARRIERS, INC.
                      RETIREMENT SAVINGS PLAN
                           -------------

                        Financial Statements
                     and Supplemental Schedules
                 For the Year Ended December 31, 1994

             M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN

                              Contents
             ---------------------------------------------

                                                                  Page

Independent Auditor's Report                                       2

Statements of Net Assets Available for Benefits with               3
Fund Information

Statement of Changes in Net Assets Available for Benefits
with Fund Information                                              4

Notes to Financial Statements                                    5-8

Supplemental Schedules

  Item 27(a) - Schedule G, Part I - Schedule of Assets Held
    for Investment Purposes                                        9

  Item 27(d) - Schedule G, Part V - Schedule of Reportable
    Transactions                                                  10


Independent Auditor's Report
- ----------------------------

To The Trustees
M.S. Carriers, Inc. Retirement Savings Plan
Memphis, Tennessee

We have audited the accompanying statement of net assets available for benefits with fund information of M.S. Carriers, Inc.
Retirement Savings Plan as of December 31, 1994, and the related statement of changes in net assets available for benefits with fund information for the year then ended. These financial statements are the responsibility of the Plan's management.
Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of M.S. Carriers, Inc.
Retirement Savings Plan as of December 31, 1993 were audited by other auditors whose report dated June 28, 1994, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1994 and the changes in its net assets available for benefits for the year then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1994, and of reportable transactions for the year then ended are presented for the purpose of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security
Act of 1974, and are not a required part of the basic financial statements.
The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1994 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1994 financial statements taken as a whole.

June 26, 1995
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                       M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN

             Statements of Net Assets Available for Benefits for Fund Information
                               December 31, 1994 and 1993
                    -------------------------------------------------


                             M.S. Carriers,
                              Inc. Common     GIC         Bond      Equity      Total          Total
                               Stock Fund     Fund        Fund       Fund        1994           1993
                             --------------  ------      ------     -------     ------       ---------

Assets

Investments (notes 2, 3 and 4)
 M.S. Carriers, Inc. Common
  Stock Fund                  $7,159,709      $      -    $      -  $      -    $7,159,709   $  6,523,410
 GIC Fund                              -       390,022           -         -       390,022        148,670
 Bond Fund                             -             -     143,499         -       143,499         60,935
 Equity Fund                           -             -           -   305,551       305,551        125,413
 Loans to participants           697,926        38,026      13,942    29,740       779,534              -
                              ----------      --------    --------  --------    ----------     ----------
                               7,857,635       428,048     157,441   335,291     8,778,415      6,858,428



Receivables
 Participant contributions        19,117         3,736       1,529     2,171        26,553         17,102
 Employer contributions           18,176             -           -         -        18,176          6,133
 Accrued Income                       32           116           -         -           148              -
                                  ------         -----       -----     -----        ------         ------

                                  37,325         3,852       1,529     2,171        44,877         23,235
                                  ------         -----       -----     -----        ------         ------


Net assets available for
  benefits                    $7,894,960      $431,900    $158,970  $337,462    $8,823,292   $  6,881,663
                              ----------      --------    --------  --------    ----------    -----------
                              ----------      --------    --------  --------    ----------    -----------


                                The accompanying notes are an integral
                                 part of these financial statements.

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

                    M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN

     Statement of Changes in Net Assets Available for Benefits with Fund Information
                          For the Year Ended December 31, 1994
              ----------------------------------------------------------

                                  M.S. Carriers,
                                   Inc. Common     GIC         Bond          Equity
                                    Stock Fund     Fund        Fund           Fund         Total
                                  --------------   ----        ----          ------        -----

Additions to net assets
attributed to:

  Contributions
   Participants                     $1,597,968   $ 264,007    $ 105,619    $ 214,776     $2,182,370
   Employer                            829,339           -            -            -        829,339
   Rollovers from other plans          144,213           -            -            -        144,213
                                    ----------   ---------    ---------    ---------     ----------
                                     2,571,520     264,007      105,619      214,776      3,155,922

  Investment income
   Dividends and interest                4,423      13,891        6,160       23,227         47,701
   Net appreciation (depreciation)
    in fair value of investments
    (note 2)                           (43,978)          -       (8,185)     (23,237)       (75,400)
                                    -----------  ---------    ----------    ---------    -----------
                                       (39,555)     13,891       (2,025)         (10)       (27,699)
                                    -----------  ---------    ----------    ---------    -----------
       Total additions               2,531,965     277,898      103,594      214,766      3,128,223


Deductions from net assets
attributed to:
  Benefits paid to participants
  (note 1)                          1,161,934       4,829        9,247       10,396      1,186,406
  Administrative expenses                  188           -            -            -            188
                                    -----------  ---------    ----------    ---------    -----------
       Total deductions              1,162,122       4,829        9,247       10,396      1,186,594
                                    -----------  ---------    ----------    ----------   -----------

Net increase                         1,369,843     273,069       94,347      204,370      1,941,629


Net assets available for benefits
 Beginning of year                   6,525,117     158,831       64,623      133,092      6,881,663
                                    ----------   ---------    ---------     ---------    -----------

 End of year                        $7,894,960   $ 431,900    $ 158,970    $ 337,462     $8,823,292
                                    ----------   ---------    ---------    ---------     ----------
                                    ----------   ---------    ---------    ---------     ----------

                                 The accompanying notes are an integral
                                   part of these financial statements.


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                        M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN

                                 Notes to Financial Statements
                                      December 31, 1994

                         --------------------------------------------

Note 1 - Description of the Plan

The following description of M.S. Carriers, Inc. Retirement Savings Plan provides only general information. Readers should refer to the Plan Agreement for a more complete description of the Plan's provisions.

General

The M.S. Carriers, Inc. Retirement Savings Plan (the Plan) is a defined contribution plan available to all full-time employees of M.S. Carriers, Inc.
(the Company) who are eighteen years of age or older and who have completed six months of service. The Plan is qualified under section 401 of the Internal Revenue Code. The Plan is subject to the provisions of the Employment Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may defer up to 15% of their annual compensation subject to Internal Revenue Service limitations. The Company will match 50% of each participant's contribution up to a maximum of 3% of each participant's compensation. As required by the Plan, all Company matching contributions and rollover contributions are invested in the M.S. Carriers, Inc.
Common Stock Fund.

Participant accounts

Participants may direct their contributions into four different investment funds which include the M.S. Carriers, Inc. Common Stock Fund, the GIC Fund, the
Bond Fund, and the Equity Fund (see note 3).  All Plan assets are held by
Merrill Lynch Trust Company of America. The value of a participant's account is the contributions made on his or her behalf plus a proportionate interest in the investment earnings of the funds in which the contributions are invested. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus earnings thereon. Participants vest in the Company's matching contributions and related earnings based upon years of service.
A participant is 100% vested after five years of credited service.
In the event of death, disability or normal retirement age (65), participants become 100% vested in all account balances.

                      M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN

                                 December 31, 1994
                     ---------------------------------------------


Note 1 - Description of the Plan (continued)

Forfeitures

If an employee terminates before his or her matching contribution account has become fully vested, such portion of the account is forfeited. Participant forfeitures are applied to reduce the Company's matching contributions for the succeeding Plan year. Forfeitures totaled $55,459 in 1994.

Plan termination

The Company has the right to modify or terminate the Plan at any time, subject to the provisions of ERISA and the Plan Agreement. In the event of termination, the Plan provides that all affected participants' interests will become fully vested and nonforfeitable.

Payment of benefits

Participants may choose to receive account distributions either in the form of a lump sum payment or installments over a period of time as defined in the Plan Agreement. However, if the participant's vested balance does not exceed $3,500, the Plan requires that the distribution be made in the form of a lump sum payment without the consent of the participant.

Administrative expenses

The Company provides the Plan with certain management and administrative services for which no fees are charged.


Note 2 - Summary of significant accounting policies

Investments

Investments are stated at their fair market value based upon published market quotes.

Benefit payments

Benefit payments to participants are recorded upon distribution.

Interest and dividends

Interest income is recorded on the accrual basis and dividends are recorded on the ex-dividend date.

                 M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN

                            December 31, 1994
                 ---------------------------------------------


Note 3 - Investments

Participants may direct their voluntary contributions into one of four investment options as follows:

    M.S. Carriers, Inc. Common Stock Fund - This fund invests solely in M.S. Carriers, Inc. common stock.

    GIC Fund - This fund invests primarily in guaranteed investment contracts through the Merrill Lynch
    Retirement Preservation Trust.

    Bond Fund - This fund invests in high yield government bonds, which involve moderate risk, through the Merrill
    Lynch Federal Securities Trust.

    Equity Fund - This fund invests in various common stocks and corporate bonds through the Merrill Lynch
    Capital Fund.

As of December 31, 1994, the fair value of individual investments which represent five percent or more of the Plan's net assets is as follows:

        M.S. Carriers, Inc. Common Stock Fund    $ 7,045,869
                                                ------------
        GIC Fund                                 $   390,022
                                                ------------

Note 4 - Loans to participants

Participants may borrow the lesser of $50,000 or 50% of their vested fund account balance. Loan repayment periods range from one to five years. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. As of December 31, 1994, interest rates on loans to participants ranged from 7.25% to 9.5%. Principal and interest is repaid ratably through payroll deductions.

Note 5 - Reconciliation of financial statements to Form 5500

The following is a reconciliation of net assets available for benefits for financial reporting purposes to the Form 5500 as of December 31, 1994:

   Net assets available for benefits for
    financial reporting purposes                       $ 8,823,292
   Benefit claims payable to participants                  240,403
                                                        ----------

    Net assets per Form 5500                           $ 8,582,889
                                                       -----------
                                                       -----------

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             M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN

              Notes to Financial Statements (Continued)
                       December 31, 1994
             --------------------------------------------


Note 6 - Tax status

The Internal Revenue Service has, by a determination letter, informed the Company that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC), and are, therefore, not subject to tax under present income tax law. The Plan has been amended since receiving the determination letter. The Plan's management and administrator believe the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.


Note 7 - Subsequent event

As of our report date, June 26, 1995, the current market quote for M.S. Carriers, Inc. common stock was $18.25 per share, as compared to $21.75 per share as of December 31, 1994.

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                               SUPPLEMENTAL SCHEDULES

                      M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN
                            Item 27(a) - Schedule G, Part I -
                    Schedule of Assets Held for Investment Purposes
                           EIN:  62-1014070 / Plan Number:  002
                                   December 31, 1994
                    ------------------------------------------------

    Units/                                                           Current
(a) Shares  (b) Identity of Issue/Description         (d) Cost      (e) Value
- ----------  ---------------------------------        ---------     ----------

            M.S. Carriers, Inc. Common Stock Fund
            -------------------------------------

*323,948    M.S. Carriers, Inc. common stock         $5,544,316   $7,045,869

 113,840    CMA Money Fund                              113,840      113,840
                                                     ----------   -----------

                                                      5,658,156    7,159,709


            GIC Fund
            --------

 390,022    Merrill Lynch Retirement Preservation
              Trust                                     390,022      390,022


            Bond Fund
            ---------

15,803      Merrill Lynch Federal Securities
              Trust                                     151,626      143,499


            Equity Fund
            -----------

11,889      Merrill Lynch Capital Fund                  327,994      305,551

                                                     ----------   ------------

            Total assets held for
            investment purposes                      $6,527,798   $7,998,781
                                                     ----------    -----------
                                                     ----------    -----------

*  Represents a related party item.
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                       M.S. CARRIERS, INC. RETIREMENT SAVINGS PLAN
          Item 27(d) - Schedule G, Part V - Schedule of Reportable Transactions
                         EIN:  62-1014070 / Plan Number:  002
                         For the Year Ended December 31, 1994
          ---------------------------------------------------------------------

There were no category (i) or (ii) reportable transactions during the year ended December 31, 1994.
- ---------------------------------------------------------------------------------------------------

Category (iii) - Series of transactions in excess of 5% of Plan assets
- ----------------------------------------------------------------------

                                                                                   Current
                       Description                                   Original      Value on
    Identity of            of            Purchase      Selling        Cost of     Transaction    Net Gain
(a) Party Involved    (b)Transaction   (c) Price     (d) Price     (g) Asset    (h) Date        (i) (Loss)
  --------------     ---------------   ----------     --------      ---------   -------------   ---------

M.S. Carriers, Inc.   106,766 shares
common stock          (63 purchases)   $2,496,068    $              $2,496,068   $2,496,068   $         -


                       86,536 shares
                        (45 sales)              -     1,860,230      1,367,320    1,860,230       492,910


CMA Money Fund        3,792,427 units
                      (101 purchases)   3,792,427             -      3,792,427    3,792,427             -

                      3,723,501 units
                      (108 sales)               -     3,723,501      3,723,501    3,723,501             -



There were no category (iv) reportable transactions during the year ended December 31, 1994.
- --------------------------------------------------------------------------------------------
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